Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 78 to the registration statement on Form N-1A ("Registration Statement") of our reports dated September 13, 2001, September 14, 2001, and September 19, 2001, relating to the financial statements and financial highlights which appear in the July 31, 2001 Annual Reports to Shareholders of Scudder Small Company Value Fund, Scudder Development Fund, and Scudder 21st Century Growth Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Auditors" in such Registration Statement.




Boston, Massachusetts
November 29, 2001